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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

CONTINUCARE CORPORATION REPORTS RENEWAL OF ITS WORKING CAPITAL LINE AND MODIFICATION OF TERMS OF SUBORDINATED DEBT

MIAMI, April 2, 2003 - Continucare Corporation (AMEX: CNU), a provider of outpatient healthcare and home health services through managed care, Medicare direct and fee for service arrangements, in the Florida market, announced that it has renewed for one year its $3.0 million working capital line of credit and modified the terms of its subordinated debt.

         Effective March 31, 2003, Continucare extended the maturity date of its $3.0 million working capital line for one year to March 31, 2004. In order to secure the extension, Dr. Phillip Frost, a principal shareholder of Continucare, was required to extend his personal guarantee of the working capital line or credit through March 31, 2004. In consideration of Dr. Frost's personal guarantee, Continucare agreed to issue 1.5 million shares of restricted stock to a Frost related entity and increase the annual interest rate on $797,000 of subordinated debt, owed to a Frost related entity, from 7% to 9%.

         Also effective March 31, 2003, Pecks Management Ltd. ("Pecks") and Carret & Company ("Carret") agreed to extend from October 31, 2003 to October 31, 2006 a principal payment due on subordinated notes held by their related investment trusts. These modifications were made in consideration of Continucare agreeing to (i) increase the annual interest rate on the deferred principal payment from 7% to 9%, (ii) issue 300,000 shares of restricted stock to the Pecks investment trust, and (iii) issue 44,400 shares of restricted stock to the Carret investment trust.

         "Today's announcement reaffirms the commitment of many parties to Continucare," said Spencer J. Angel, Continucare's chief executive officer.

About Continucare Corporation

Continucare Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physician care and home healthcare services.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements include risks and uncertainties, which may affect our business and prospects and cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, our ability to service our indebtedness and respond to capital needs, pricing pressures exerted on us by managed care organizations, the level of payment we receive from governmental programs and other third party payors, future legislation and changes in governmental regulations, general economic conditions and uncertainties generally associated with the health care business. Additionally, there can be no assurance that the renewal of a working capital line or modification of the terms of subordinated debt will have a positive effect on Continucare's business. These and other applicable risks,
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cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the SEC. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
     Continucare Corporation, Miami
     Spencer J. Angel
     305/350-7543
     spencer_angel@continucare.com